Exhibit 99.2

AMERICAN ARBITRATION ASSOCIATION

KANSAS CITY, MISSOURI CENTER

DAVID C. WITTIG,	)
)
Counter-Claimant,	)	Case No. 57-166-00098-03
)
v.	)	ARBITRATORS:
	)	Michael R. O’Brien
WESTAR ENERGY, INC.,	)	Alan A. Sachs
	)	Thomas P. Sullivan
Counter-Respondent.	)
)

COUNTERCLAIM OF RESPONDENT DAVID WITTIG

David C. Wittig submits the following in support of his Counterclaim against Westar Energy, Inc.:

Parties

1. David C. Wittig is a resident of Topeka, Kansas and the former Chairman, President, and Chief Executive Officer of Westar Energy, Inc.

2. Westar Energy, Inc. (“Westar” or the “Company) is a Kansas corporation with its principal place of business in Topeka, Kansas.

Factual Background

3. Mr. Wittig was born in Kansas City, raised in Prairie Village, Kansas, and graduated from the University of Kansas before achieving success on Wall Street. Prior to joining Westar, Mr. Wittig had served as the Co-Head of Mergers and Acquisitions at Salomon Brothers, a large Wall Street investment banking firm. Mr. Wittig specialized in corporate takeovers, mergers, and acquisitions. During his 16 years as an investment banker on Wall Street, Mr. Wittig was involved in approximately 140 deals worth more than $40 billion.

4. In 1995, Mr. Wittig was recruited to Westar by its President and Chief Executive Officer, John Hayes, to transform Westar from a regional energy company into an international, diversified conglomerate. Mr. Hayes needed an experienced deal-maker in order to create the powerhouse conglomerate that he envisioned, and he believed that Mr. Wittig, who had served as one of Westar’s primary investment bankers for a number of years, could accomplish that task.

5. Mr. Wittig accepted Mr. Hayes’s offer to join the Company in March 1995 and was named Executive Vice President of Corporate Strategy, the number two position in the Company. Mr. Wittig was promoted to President in March 1997 and was appointed to Westar’s Board of Directors that same month. He was then promoted to Chief Executive Officer in July 1998 and appointed Chairman of the Board of Directors in January 1999.

6. After Mr. Wittig joined Westar, the Company quickly grew and proceeded with the planned diversification. The high-flying business world in which Westar began to operate was well beyond anything that the Company had ever experienced before, and Mr. Wittig achieved some spectacular successes. For example, in 1997, at Mr. Wittig’s direction, Westar acquired a 25% stake in a large home security company. Within a period of months, Westar sold that position for a profit of $900 million – approximately 10 times the average yearly profit Westar received from its utility operations. The Company prospered and its stock rose from $20 per share to more than $40 per share.

Mr. Wittig’s Employment Agreement

7. On September 23, 2002, Westar executed an employment agreement with Mr. Wittig (“Employment Agreement”), which amended a prior employment agreement that had been executed in September 2000. The Employment Agreement was drafted by Westar’s outside law firm, Cahill Gordon & Reindel, signed by Westar Vice President Bruce Akin, and approved by Westar’s Board of Directors. A copy of the Employment Agreement is attached hereto.

8. The Employment Agreement provides that Mr. Wittig is entitled to certain payments and benefits upon the termination of his employment. The amount of payments and benefits to which Mr. Wittig is entitled depends upon whether his termination is “qualifying” or “non-qualifying.”

9. A “qualifying termination” includes a termination of the Employment Agreement by Mr. Wittig for “Good Reason.” “Good Reason,” as defined in the Employment Agreement, includes:

•	Any change in Mr. Wittig’s duties or responsibilities that is inconsistent in any material and adverse respect with Mr. Wittig’s positions, duties, responsibilities or status with the Company, including any adverse diminution of such duties or responsibilities;

•	A reduction in Mr. Wittig’s Base Salary, annual target bonus opportunity, or targeted long-term incentive value (including any material and adverse change in the formula for such annual bonus target or long-term incentive target); and

•	Any purported termination of Mr. Wittig’s employment that does not (1) indicate the specific termination provision in the Agreement relied upon, (2) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Mr. Wittig’s employment under the provision indicated, and (3) specify the date of termination.

The Employment Agreement further provides that Mr. Wittig’s good faith determination of “Good Reason” shall be conclusive.

10. A “qualifying termination” also includes a termination of the Employment Agreement by Westar other than for “Cause.” “Cause,” as defined in the Employment Agreement, includes the willful and continued failure of Mr. Wittig to perform substantially his duties with the Company after the delivery of a written demand for substantial performance that specifically identifies the manner in which he has not substantially performed his duties, or willful illegal conduct that is demonstrably and materially injurious to the Company.

11. The Employment Agreement further provides that in order to terminate Mr. Wittig for “Cause,” Westar must take certain steps, including:

a. Deliver to Mr. Wittig a copy of a resolution duly adopted by three-quarters of the entire Board finding that in the good faith opinion of the Board, an event occurred that authorizes Westar to terminate Mr. Wittig’s employment “for cause”;

b. Specify the particulars of why the termination is “for cause”; and

c. Provide Mr. Wittig and his counsel with an opportunity to be heard by the Board, prior to its consideration of whether a termination is “for cause.”

12. Upon a “qualifying termination,” Westar is required to provide Mr. Wittig with specific payments and benefits, including:

a. Within 30 days following the termination, a lump sum severance payment equal to 2.99 times Mr. Wittig’s annual base salary and bonus;

b. Immediate payments pursuant to Westar’s Executive Salary Continuation Plan, in an amount equal to Mr. Wittig’s annual salary and bonuses;

c. Payments that Mr. Wittig is entitled to under the split-dollar life insurance agreement that the Company purchased for him in 1998;

d. Each vested and unvested stock option and dividend equivalent granted to Mr. Wittig and outstanding prior to his termination;

e. Each vested and unvested restricted share granted to Mr. Wittig and outstanding prior to his termination;

f. Each other vested or unvested stock or stock equivalent grant granted to Mr. Wittig prior to his termination;

g. Continued medical, dental, accident, disability and life insurance benefits for Mr. Wittig and his family for a period of three years, plus applicable retiree medical and dental benefits;

h. A lump-sum cash payment equal to the sum of (1) Mr. Wittig’s base salary and bonus earned through the date of termination, (2) a pro rata portion of Mr. Wittig’s annual bonus; (3) accrued vacation pay; and (4) accrued sick leave;

i. All deferred compensation; and

j. Continued participation in Westar’s matching gift program.

13. Upon a non-qualifying termination, Westar is required to provide Mr. Wittig with specific payments and benefits, including:

a. Payments that Mr. Wittig is entitled to under the split-dollar life insurance agreement that the Company purchased for him in 1998;

b. Shares of Westar stock that Mr. Wittig earned during his tenure with the Company pursuant to his stock for compensation agreement;

c. Each stock option, dividend equivalent, restricted share, and stock equivalent that vested during Mr. Wittig’s tenure with the Company;

d. Within 10 days, a lump-sum payment equal to the sum of Mr. Wittig’s base salary through the date of termination, all bonuses that were payable as of the time of his departure, and any accrued vacation pay and sick leave; and

e. All deferred compensation.

14. The Employment Agreement also contains an anti-disparagement provision that precludes Westar from making any oral or written statements or revealing any information to any person, company, or agency that (a) is negative, disparaging, or damaging to the name, reputation, or business of Mr. Wittig, or (b) has or would have a negative financial impact, either directly or indirectly, on Mr. Wittig.

15. The Employment Agreement further contains an indemnity clause that requires Westar to hold Mr. Wittig harmless and indemnify him against any and all expenses incurred in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (including an action by or in the right of the corporation) that Mr. Wittig is, was, or at anytime becomes a party or is threatened to be made a party by reason of the fact that he is, was, or at anytime becomes a director, officer, employee, or agent of the Company. Such expenses include attorneys fees, judgments, fines, and amounts paid in settlement. Westar initially refused to honor these obligations, then later agreed to do so, but claims that Mr. Wittig must reimburse it for any such amounts paid in indemnification.

16. The Employment Agreement further provides that Mr. Wittig shall be reimbursed for all legal fees and expenses incurred in any disputes arising under the Agreement. The Agreement provides that Westar will reimburse Mr. Wittig for these expenses regardless of the outcome of such a dispute. Westar refused to honor these obligations.

Westar Forces Mr. Wittig Out of the Company

17. For the first three to four years after Mr. Wittig was recruited to join Westar, the Company did well financially. Thereafter, with the downturn in the stock market, two rate reductions imposed by the Kansas Corporations Commission (“KCC”) that substantially reduced the Company’s earnings, and numerous refusals by the KCC to allow Westar to continue to implement its growth strategy, the Company’s financial picture dimmed. At the same time, Westar found itself under the scrutiny of a federal grand jury regarding, among other things, the use of Company aircraft by officers and directors. For these reasons, the present management at Westar chose to turn Mr. Wittig into a scapegoat for the Company’s financial and legal problems. Part of this strategy was to force Mr. Wittig out of the Company.

18. In or about Fall 2002, Westar and its lawyers decided to force Mr. Wittig out of the Company. Westar prevented Mr. Wittig from performing his duties as Chief Executive Officer, thereby effectively changing Mr. Wittig’s duties, responsibilities, and status at Westar. Westar’s actions constituted “Good Reason” for Mr. Wittig to terminate his employment pursuant to his Employment Agreement.

19. On the evening of Thursday, November 21, 2002, Westar noticed a special meeting of the Board of Directors for 9:00 a.m. on Saturday, November 23, 2002. The stated purpose of the meeting was to “consider” the termination of Mr. Wittig’s employment by Westar. The meeting was noticed for a time that Westar knew Mr. Wittig’s counsel was unavailable. Moreover, prior to the November 21, 2003 notice, Westar had not provided Mr. Wittig with prior notice of any conduct constituting “Cause” under the Employment Agreement, nor did it do so in the notice, as required under the Employment Agreement. Moreover, Mr. Wittig was not provided a meaningful opportunity to address the Board, as required under the Employment Agreement.

20. On November 22, 2002, Mr. Wittig provided Westar with a letter tendering his resignation as Chairman, President, and Chief Executive Office, subject to the Company’s acceptance of the following:

I reserve all rights and claims that I may have against the Companies including, but not limited to, all rights and claims under any contract, agreement, statute, charter, by-law, common law, or otherwise arising by operation of law. Any rights and claims that I may have against the Companies are not affected by my tender of this resignation. My resignation shall not be deemed an admission by me.

The letter further stated that the resignation would become effective “upon a vote of the Board accepting my resignation and the above conditions.”

21. On November 22, 2002, immediately after its receipt of Mr. Wittig’s letter, Westar announced that “it has accepted, effective immediately, the resignation of David C. Wittig.” The special meeting scheduled for November 23, 2002, for the purported purpose of considering whether to terminate Mr. Wittig, was never held.

Westar Hires Debevoise to Justify Its Termination of Mr. Wittig

22. A Special Committee of the Board of Directors hired the New York law firm Debevoise & Plimpton (“Debevoise”) to conduct an internal investigation into a number of issues, including the use of Company aircraft by Westar officers and directors, and corporate governance practices. Debevoise conducted an investigation, for which it was paid over $9 million, and issued a 367-page report that inaccurately and unfairly scapegoated Mr. Wittig and Mr. Lake for the Company’s woes. As the KCC’s Citizens’ Utility Ratepayer Board noted in a recent filing in connection with the KCC’s investigation into Westar, “there is virtually no attention paid in the Report to members of management except Messrs. Wittig and Lake, except as they appear as incidental actors in the narrative of events involving the two men.” Notably, the Report says little about the conduct or knowledge of the directors who hired Debevoise.

23. The Debevoise Report paints a false picture of what occurred at Westar, both before and after Mr. Wittig joined the Company in 1995. Specifically, the Report contains material false and misleading statements about Mr. Wittig and his role in numerous corporate practices and transactions. The Report also contains material omissions.

24. The Report falsely states, among other things, that Mr. Wittig (a) violated Westar’s aircraft usage policies and practices; (b) improperly acquired corporate aircraft; (c) improperly obtained a relocation bonus; (d) improperly received an accelerated signing bonus; (e) improperly obtained a split-dollar life insurance agreement; (f) improperly received an amendment to his split-dollar life insurance agreement; (g) improperly used Company counsel for personal employment matters; (h) improperly obtained compensation; (i) misled the Company to receive restricted stock units (“RSUs”) and Guardian shares; (j) misled the Board to permit an exchange for Guardian shares; (k) improperly obtained a “double-dip” on dividends; (l) improperly caused the Company to invest in QuVIS; (m) improperly caused the Company to invest in KMF Fund; (n) improperly used Westar’s broker for personal transaction; (o) improperly sought the removal of outside directors; (p) improperly caused the filing of an inaccurate proxy statement; (q) improperly used Company counsel in responding to a grand jury subpoena; and (r) improperly formed a Special Committee to investigate corporate governance within Westar.

25. The Report is also misleading and slanted in its presentation, and makes numerous material omissions. By way of example, it accuses Mr. Wittig of knowingly violating Westar’s corporate aircraft policies and practices by using the corporate aircraft for what Westar defines as “personal travel.” However, the Report fails to make the same accusations against the numerous other Westar officers and directors who used the aircraft for the same purposes. The Report instead states that these numerous other individuals believed that such travel practices were “legitimate.” By way of further example, the Report fails to discuss the roles that other Westar officers and directors played in the transactions discussed in the Report, or the fact that other Westar officers and directors were aware of, and in some cases specifically approved, the practices and transactions discussed in the Report.

26. These material false and misleading statements, and material omissions, were made intentionally by Westar and its lawyers1 in order to carry out its plan to cast Mr. Wittig as a corporate villain, in the hopes of satiating angry shareholders, ingratiating Westar with federal prosecutors, appeasing the KCC, and justifying Westar’s breach of Mr. Wittig’s Employment Agreement.

27. Westar provided copies of the Debevoise Report (and, upon information and belief, drafts of the Report) to the United States Attorney’s Office (“USAO”), the Securities and Exchange Commission, and the KCC. Moreover, to insure that the Report received widespread

[1]	Westar hired other law firms, including the New York law firm of Siffert, Lankler & Wohl, to implement its strategy.

publicity, Westar posted it, along with 246 exhibits thereto, on its internet web site. Numerous media outlets, including the Wall Street Journal, New York Times, Washington Post, Kansas City Star, Topeka Capital Journal, Business Journal of Kansas City, Wichita Eagle, and Lawrence Journal-World reviewed the Report upon its release and published stories about the Report, repeating the false and misleading allegations contained therein about Mr. Wittig. Indeed, Westar’s conduct ensured that the Report and its exhibits were available for anyone with a computer and an internet connection to read.

28. Westar has used the Report to further its strategy of scapegoating Mr. Wittig. After publishing the Debevoise Report, Westar filed a demand for arbitration against Mr. Wittig, relying on “facts” contained in the Debevoise Report. The Demand contains the same material false and misleading statements and material omissions that are included in the Debevoise Report. Westar relies on the Report as purported justification for withholding millions of dollars in payments and benefits that Mr. Wittig is entitled to under his employment agreement. It is also using the Report to deflect the scrutiny of the USAO and SEC, and to avoid an independent investigation of Westar by the KCC.

29. Westar then filed a copy of the Demand as an attachment to a Form 8-K with the SEC, and then published the Demand on its internet web site, where it is available for anyone with a computer and an internet connection to review. This gratuitous publication of the Demand was not required by any law or regulation.

Westar’s Refusal to Honor Mr. Wittig’s Employment Agreement

30. Since forcing Mr. Wittig out of the Company, Westar has withheld from Mr. Wittig the compensation and benefits he is entitled to upon the termination of his employment, including, but not limited to:

a. A lump sum severance payment equal to 2.99 times Mr. Wittig’s annual base salary and bonus;

b. Payments pursuant to Westar’s Executive Salary Continuation Plan, in an amount equal to Mr. Wittig’s annual salary and bonuses;

c. Payments that Mr. Wittig is entitled to under the split-dollar life insurance agreement that the Company purchased for him in 1998;

d. Each vested and unvested stock option and dividend equivalent granted to Mr. Wittig and outstanding prior to his termination;

e. Each vested and unvested restricted share granted to Mr. Wittig and outstanding prior to his termination;

f. Each other vested or unvested stock or stock equivalent grant granted to Mr. Wittig prior to his termination;

g. Continued medical, dental, accident, disability and life insurance benefits for Mr. Wittig and his family for a period of three years, plus applicable retiree medical and dental benefits;

h. A lump-sum cash payment equal to the sum of (1) Mr. Wittig’s base salary and bonus earned through the date of termination, (2) a pro rata portion of Mr. Wittig’s annual bonus; (3) accrued vacation pay; and (4) accrued sick leave;

i. All deferred compensation; and

j. Continued participation in Westar’s matching gift program.

31. Westar has even withheld compensation that Mr. Wittig earned during his tenure at Westar, including, but not limited to:

a. Payments that Mr. Wittig is entitled to under the split-dollar life insurance agreement that the Company purchased for him in 1998;

b. Shares of Westar stock that Mr. Wittig earned during his tenure with the Company pursuant to his stock for compensation agreement;

c. Each stock option, dividend equivalent, restricted share, and stock equivalent that vested during Mr. Wittig’s tenure with the Company;

d. Mr. Wittig’s base salary through the date of termination, all bonuses that were payable as of the time of his departure, and any accrued vacation pay and sick leave; and

e. All deferred compensation.

32. Westar has also violated other provisions of Mr. Wittig’s Employment Agreement, including, but not limited to:

a. The antidisparagement provision, which precludes Westar from making any oral or written statements or revealing any information to any person, company or agency that (a) is negative, disparaging, or damaging to the name, reputation, or business of Mr. Wittig, or (b) has or would have a negative financial impact, either directly or indirectly, on Mr. Wittig;

b. The indemnity clause, which requires Westar to hold Mr. Wittig harmless and indemnify him against any and all expenses incurred in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (including an action by or in the right of the corporation) that Mr. Wittig is, was, or at anytime becomes a party or is threatened to be made a party by reason of the fact that he is, was, or at anytime becomes a director, officer, employee, or agent of the Company; and

c. The provision obligating Westar to reimburse Mr. Wittig for all legal fees and expenses incurred in any disputes arising under the Agreement.

33. Westar has relied on the so-called findings contained in the Debevoise Report as its purported justification for withholding salary, bonuses, and benefits, disparaging Mr. Wittig, refusing to indemnify Mr. Wittig, and refusing to pay for all of his legal fees.

COUNT I

BREACH OF CONTRACT

34. Paragraphs 1 through 33 are incorporated herein as if fully set forth.

35. By withholding payments and benefits owed to Mr. Wittig, Westar has breached the Employment Agreement.

36. As a result of this breach of contract, Mr. Wittig has been damaged.

COUNT II

BREACH OF CONTRACT

37. Paragraphs 1 through 36 are incorporated herein as if fully set forth.

38. By disparaging Mr. Wittig, Westar has breached the Employment Agreement.

39. As a result of this breach of contract, Mr. Wittig has been damaged.

COUNT III

BREACH OF CONTRACT

40. Paragraphs 1 through 39 are incorporated herein as if fully set forth.

41. By refusing to indemnify Mr. Wittig and hold him harmless against expenses he has incurred in connection with pending litigation, Westar has breached the Employment Agreement.

42. As a result of this breach of contract, Mr. Wittig has been damaged.

COUNT IV

BREACH OF CONTRACT

43. Paragraphs 1 through 42 are incorporated herein as if fully set forth.

44. By refusing to reimburse Mr. Wittig for all legal fees and expenses incurred in all disputes arising under his Employment Agreement, Westar has breached the Employment Agreement.

45. As a result of this breach of contract, Mr. Wittig has been damaged.

COUNT V

FALSE LIGHT

46. Paragraphs 1 through 45 are incorporated herein as if fully set forth.

47. By publishing the Debevoise Report and Demand, which contain material false and misleading statements and material omissions, Westar unlawfully placed Mr. Wittig before the public in a highly offensive false light.

48. As a proximate result of Westar’s conduct, Mr. Wittig has been damaged.

COUNT VI

DEFAMATION

49. Paragraphs 1 through 48 are incorporated herein as if fully set forth.

50. By publishing the Debevoise Report and Demand, Westar unlawfully communicated false, misleading, and defamatory words to an unknown number of third-parties.

51. As a proximate result of this conduct, Mr. Witig has been damaged.

COUNT VII

CONSPIRACY TO BREACH CONTRACT

52. Paragraphs 1 through 51 are incorporated herein as if fully set forth.

53. Westar and other parties conspired to create a false and misleading Report that would support Westar’s decision to withhold payments and benefits due to Mr. Wittig under the express terms of his Employment Agreement. As a result, Westar withheld millions of dollars that Mr. Wittig was and is entitled to, in violation of the express terms of his Employment Agreement.

54. As a direct and proximate result of Westar’s conduct, Mr. Wittig has been damaged.

COUNT VIII

CONSPIRACY TO INTERFERE WITH PERFORMANCE OF CONTRACT

55. Paragraphs 1 through 54 are incorporated herein as if fully set forth.

56. Westar and other parties conspired to create a false and misleading Report that would, on its face, support Westar’s decision to withhold payments and benefits due to Mr. Wittig under the express terms of his Employment Agreement. As a result, Westar unlawfully withheld millions of dollars that Mr. Wittig was and is entitled to, in violation of the express terms of his Employment Agreement.

57. As a direct and proximate result of Westar’s conduct, Mr. Wittig has been damaged.

REQUESTS FOR RELIEF

Counter-claimant Mr. Wittig respectfully requests that the Panel grant judgment in his favor and against Westar on Counts I through VIII, and order Westar to pay:

A. All compensation to which Mr. Wittig is entitled pursuant to the terms of his Employment Agreement, amounting to approximately FIFTY MILLION DOLLARS, including

1. A lump sum severance payment equal to 2.99 times Mr. Wittig’s annual base salary and bonus;

2. Payments pursuant to Westar’s Executive Salary Continuation Plan, in an amount equal to Mr. Wittig’s annual salary and bonuses;

3. Payments that Mr. Wittig is entitled to under the split-dollar life insurance agreement that the Company purchased for him in 1998;

4. Each vested and unvested stock option and dividend equivalent granted to Mr. Wittig and outstanding prior to his termination;

5. Each vested and unvested restricted share granted to Mr. Wittig and outstanding prior to his termination;

6. Each other vested or unvested stock or stock equivalent grant granted to Mr. Wittig prior to his termination;

7. Continued medical, dental, accident, disability and life insurance benefits for Mr. Wittig and his family for a period of three years, plus applicable retiree medical and dental benefits;

8. A lump-sum cash payment equal to the sum of (1) Mr. Wittig’s base salary and bonus earned through the date of termination, (2) a pro rata portion of Mr. Wittig’s annual bonus; (3) accrued vacation pay; and (4) accrued sick leave;

9. All deferred compensation;

10. Continued participation in Westar’s matching gift program; and

11. Reasonable costs and expenses;

B. Damages in the amount of TEN MILLION DOLLARS to compensate Mr. Wittig for Westar’s violation of his right to privacy;

C. Damages in the amount of TWENTY-FIVE MILLION DOLLARS to compensate Mr. Wittig for the harm to his reputation as a result of Westar’s defamatory statements;

D. Damages in the amount of TWENTY-FIVE MILLION DOLLARS to compensate Mr. Wittig for the future earnings he was deprived of as a result of the conspiracy between Westar and others to interfere with the performance of his Employment Agreement;

E. Reasonable interest on compensation and benefits that Westar has unlawfully withheld from Mr. Wittig;

F. Reasonable attorneys’ fees; and

G. Such other and further relief that the Panel may determine to be just and equitable under the circumstances.

Respectfully submitted,

/s/ Robert A. Salerno
Adam S. Hoffinger
Robert A. Salerno
Hank Bond Walther
PIPER RUDNICK LLP
1200 Nineteenth Street, NW
Washington, D.C. 20036
(202) 861-3900

Counsel for Respondent/Counterclaimant
David C. Wittig

February 17, 2004